(h)(6)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 10th day of June 2019, and effective as of June 1, 2019, by and between THE COMMERCE FUNDS, having its principal office and place of business at 922 Walnut Street, Fourth Floor, Kansas City, Missouri 64106 (the “Fund”) and DST ASSET MANAGER SOLUTIONS, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the “Transfer Agent”).

WHEREAS, the Fund is authorized to issue shares in a separate series, such series shall be named in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a “Portfolio”, and collectively as the “Portfolios”);

WHEREAS, the Fund is a Delaware Statutory Trust and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund, on behalf of itself and its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of itself and its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of the Fund (“Shareholders”), including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Fund (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a)     Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)    Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);

(c)    Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)     Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)    In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by the Fund;

(f)    At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)    Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)    Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

(i)    If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j)    Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(k)    Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(l)    Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(m)    Accept any information, records, documents, data, certificates, transaction requests in printed form or by machine readable input, facsimile, data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record, third-party administrators (“TPAs”) or other intermediaries on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the

Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n)    Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation from such banks for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

(o)    Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(p)    Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a)    Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; arranging for mailing of Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b)    Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c)    “Blue Sky” File Transmission. The Transfer Agent shall provide the daily transmission of a sales data file in industry standard format to the blue sky vendor identified in writing by the Fund or its administrator. The Transfer Agent shall not be responsible for monitoring the daily activity for each state or US territory;

(d)     National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Fund’s records on the TA2000 computer system (“TA2000 System”) of the Transfer Agent’s parent company, DST Systems, Inc. (“DST”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e)    Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf.

(f)    Anti-Money Laundering (“AML”) Delegation. In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities or the financing of terrorism; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”). If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures.

(g)    Call Center Services. Upon request of the Fund, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers or other intermediaries on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties;

(h)    Short Term Trader. Upon request of the Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for the Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities;

(i)    Omnibus Transparency Services. Upon request of the Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations under Rule 22c-2(a) (2). The parties will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(i)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the parties; and

(j)    Escheatment, Orders; UPA Services. If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing). In addition to the foregoing, the Transfer Agent will provide certain assistance to the Fund in connection with the Fund’s federal and state unclaimed property requirements (the “UPA Services”). The UPA Services will be provided by the Transfer Agent and/or its third party subcontractor (the “UPA Subcontractor”). The UPA Subcontractor is currently Venio LLC d/b/a Keane. The UPA Services are set forth on Schedule 1.2(j) “UPA Services,” which is attached hereto.

(k)    Additional Services. Upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, the Transfer Agent may provide additional services to the Fund under the terms of this Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Agreement;

1.3

Individual Retirement Accounts. With respect to individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs and Coverdell Education Savings Accounts (“Individual Retirement Accounts”), the Transfer Agent may, upon written agreement between the Transfer Agent, the Fund and the Fund’s designated IRA custodian, provide certain additional services to such Individual Retirement Accounts.

1.4

Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. Such inspections shall not involve any direct access to the Transfer Agent or its affiliates’ systems nor the performance of any testing thereon. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement containing customary and reasonable terms before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement. The Transfer Agent will provide a BITS full Standard Information Gathering (SIG) assessment and will otherwise be available to the Fund to answer questions and provide information related to the information security requirements. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent agrees that the Fund and its affiliates shall have access to the Fund’s records throughout the term of this Agreement.

1.5

Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code. The Fund will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests.

2.	Exception Services

2.1	Transactions identified under Section 1 of this Agreement shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions:

(a)    Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)    Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent’s recordkeeping system; or

(c)    Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent’s recordkeeping system than is normally required.

3.	Fees and Expenses

3.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule (“Schedule 3.1”). Such other fees and charges identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Portfolios set forth on Schedule A hereto as of the date hereof and to any newly created portfolios added to this Agreement under Section 17 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any portfolios resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a portfolio is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such portfolio.

3.2

Other Fees and Charges. In addition to the fees paid under Section 3.1 above, the Fund agrees to pay the Transfer Agent for certain other fees, charges and expenses. Such other fees, charges and expenses shall be billed as incurred, and include but are not limited to: costs associated with mailing expenses (i.e., statements, stationery, checks, sales literature, printing, postage, etc.), automated telephone servicing charges, telecommunication expenses, equipment and software expenses (client-site only), programming expenses (i.e., charges necessary to establish consolidated statement), on-request reporting, excess history, purged history, short term trader, microfiche, freight, ACH bank charges, FANWeb, Vision, and all other expenses incurred on the Fund’s behalf.

3.3

Increases. The fees and charges set forth on Schedule 3.1 may be increased by the Transfer Agent (i) subject to mutual agreement of the parties, upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (ii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system that the Fund has opted to receive from the Transfer Agent or requested that the Transfer Agent provide. If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (i) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon what new fee or charges, if any, should be assessed, which amount, in any event, will not exceed the amount necessary to reimburse the Transfer Agent for the increased costs of operation or new fund features. If the Transfer Agent notifies the Fund of an increase in fees under subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4

Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.5

Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6

Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2

It is duly registered as a transfer agent under Section 17A(c) (2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and it will remain so registered for the duration of this Agreement. It will, to the extent legally permitted, notify the Fund in the event of any material change in its status as a registered transfer agent.

4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7

It is and will remain in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.8

It has implemented and will maintain adequate procedures and systems with regard to safeguarding the Fund’s records and other data in the possession of the Transfer Agent from loss or damage attributable to fire, theft or any other cause and it will make such changes therein from time to time as the Transfer Agent may deem necessary.

5.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1	It is a Delaware statutory trust existing and in good standing under the laws of the state of its organization.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	The Fund is an open-end investment company registered under the 1940 Act.

5.5

A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund.

6.	Data Access and Proprietary Information

6.1

The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.2 below) or the confidential information of the Fund. Nothing contained herein shall be construed as granting the Transfer Agent any right, title or interest, express or implied, in or to any of the Fund’s Confidential Information (as defined in Section 9.2 below), including Customer Information. The Fund expressly reserves such rights. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a)    Use such programs and databases solely from equipment at the location agreed to between the Fund and the Transfer Agent and in accordance with the Transfer Agent’s applicable user documentation;

(b)    Refrain from copying or duplicating the Proprietary Information in any way (other than in the normal course of using the services);

(c)    Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)    Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Fund’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)    Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f)     Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; or (iv) are requested by law or court order to be produced without opportunity to object.

6.3

The Fund acknowledges that its obligation to protect the Transfer Agent’s Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

6.4

If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

6.5

If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by the Transfer Agent from time to time.

6.6

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.7

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.	Indemnification

7.1

The Transfer Agent shall not be responsible for, and the Fund shall indemnify, defend and hold harmless the Transfer Agent, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Transfer Agent Indemnitees”), from and against all losses, judgments, damages, claims, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Adverse Consequences”) that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with:

(a)

All actions of the Transfer Agent or the Transfer Agent Indemnitees required to be taken pursuant to this Agreement, provided that such actions are taken in accordance with the Standard of Care set forth in Section 8 of this Agreement;

(b)	The Fund’s lack of good faith or willful misconduct;

(c)

The reasonable reliance upon, and any subsequent use of or action taken or omitted, in accordance with the Standard of Care set forth in Section 8 of this Agreement, by the Transfer Agent, or the Transfer Agent Indemnitees on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or the Transfer Agent Indemnitees by machine readable input, facsimile, data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d)

The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)

The acceptance of and reasonable reliance upon [email or] facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reasonable reliance by the Transfer Agent or Transfer Agent Indemnitees on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f)

The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent, provided that such negotiation and processing are done in in accordance with the Standard of Care set forth in Section 8 of this Agreement; or

(g)	Any obligations under any NSCC agreements required for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2

The Fund shall not be responsible for, and the Transfer Agent shall indemnify, defend and hold harmless the Fund, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the “Fund Indemnitees”), from and against all Adverse Consequences that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with the Transfer Agent’s failure to perform the Services in accordance with the terms of this Agreement, including the Standard of Care set forth in Section 8 of this Agreement.

7.3

In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.

7.4	As-of Adjustments.

(a)    The Transfer Agent and the Fund will discuss liability for an “as of” transaction loss on a case-by-case basis. Subject to the limitation set forth in Section 8, the Transfer Agent will accept responsibility for a particular situation resulting in an ‘as of’ loss to the a Portfolio where such loss is “material,” as hereinafter defined, and, under the particular facts at issue, the Transfer Agent’s conduct was culpable and the Transfer Agent’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.4 when it results in a pricing error on a particular transaction which equals or exceeds, with respect to the affected Portfolio, one full cent ($.01) per share times the number of that Portfolio’s shares outstanding.

(b)    If the net effect of the “as of” transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on the Portfolio’s Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, the Portfolio re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in the Portfolio that took place during the period or a payment to the Portfolio. The Fund agrees to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, the Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, and when the Transfer Agent must contribute to the settlement of a loss, the Transfer Agent’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all Shares of the affected Portfolio (i.e., on the basis of the value of the Shares of the total Portfolio, including all classes of that Portfolio, not just those of the affected class).

7.5

The parties agree that for all purposes under this Agreement, including but not limited to the indemnification provided in Section 7.1, the assets of one Portfolio cannot be used to satisfy the liabilities of any other Portfolio, and under no circumstances will the obligations or liabilities of a particular Portfolio constitute an obligation or liability applicable to any other Portfolio.

8.	Standard of Care

8.01

The Transfer Agent shall at all times act in good faith and without negligence, fraud, willful misconduct or reckless disregard of the Transfer Agent’s obligations under this Agreement and agrees to use all commercially reasonable efforts in performing the services under this Agreement. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with all claims under this Agreement for the Services provided by the Transfer Agent under this Agreement for all of the Portfolios subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the sixteen (16) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought.

8.02    The foregoing limitation on liability shall not apply to any Adverse Consequences resulting from any intentional malicious acts, intentional malicious omissions, fraud, gross negligence, willful misconduct or bad faith by the Transfer Agent or the Transfer Agent’s employees or agents. For purposes of this Section 8, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund.

9.	Confidentiality

9.1	The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm,

corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

9.2

For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information that the Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates or third parties).

9.3

The obligations of confidentiality and nondisclosure of each of the Transfer Agent and the Fund set forth in this Section 9 shall not apply to information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its employees, representatives or agents; or (ii) becomes available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party; or (iv) was independently developed by the receiving party. For avoidance of doubt, the obligations of confidentiality and nondisclosure of the Transfer Agent set forth in this Section 9 shall also not apply with respect to statistical, analytical or similar data obtained or developed by the Transfer Agent in the course of providing the services hereunder and the Transfer Agent may aggregate or consolidate such data, on a non-attributable and non-identifiable basis, with similar information gathered by the Transfer Agent in providing services to other parties.

9.4	For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., (“Mass Privacy Act”). This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

9.5

The Transfer Agent will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

9.6

In the event that any requests or demands are made for the inspection of the records of the Fund, the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Fund’s records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person. In the event that the Transfer Agent is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce such records of the Fund or the Transfer Agent’s personnel as witnesses, the Fund agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in responding to such request, order or requirement.

9.7

The Fund acknowledges that the Transfer Agent or DST intends to develop and offer analytics-based products and services for its clients. In providing such products and services, the Transfer Agent or DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST or the Transfer Agent of Confidential Information (including shareholder information that is not Customer Information) in the offering of such products and services, and to disclose the results of such analytics services to its clients and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. The Transfer Agent and DST will not disclose Customer Information, or information specific to or identifying the Fund.

10.	Covenants of the Fund and the Transfer Agent

10.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a)    A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)    A copy of the organizational documents of the Fund and all amendments thereto.

10.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.3

Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in IRS regulations with respect to any services as information reporting and withholding agent for the Fund, in each case as such regulations may be amended from time to time; and (ii) its record retention policies. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of the Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

10.4

Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund. Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act and provide information responsive to other reasonable requests for information from the Fund’s Chief Compliance Officer. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

10.5

SOC 1 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a SOC 1, Type 2 Audit issued in accordance with Statement on Standards for Attestation Engagements (SSAE) SSAE 18, AT-C section 320, as well as such other reports and information relating to the Transfer Agent’s policies and procedures, as the parties may mutually agree upon.

10.6

Information Security. (a) The Transfer Agent has implemented and maintains and will continue to maintain at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than the greater of (i) the security the Transfer Agent applies to its own Confidential Information; (ii) commercially reasonable standards, (iii) the requirements of laws, rules and regulations applicable to the Transfer Agent and its services; or (iii) those in place at the effective date of this Agreement as described in Schedule 10.6, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act. The Transfer Agent will meet with the Fund, at its request, on an annual basis, and as otherwise reasonably requested by the Fund, to discuss information security safeguards and shall provide the Fund with certain information as discussed in Section 1.4 above.

(b)    The Transfer Agent employs intrusion detection systems, anti-virus software, and an automated security monitoring, analysis and response system to identify, manage, and counter security threats (including cyber-security attacks) as well as monitor policy adherence. The Transfer Agent also performs annual penetration and vulnerability tests, which are conducted by an independent third party, to validate the security of the external facing networks of the Transfer Agent. The Transfer Agent shall provide the Fund with written confirmation that the tests have been completed. If vulnerabilities are identified, then the Transfer Agent shall also promptly prepare and carry out a system remediation plan as appropriate. In addition, the Transfer Agent may use third party security reviews to support its security efforts when necessary.

(c)    The Transfer Agent shall maintain such cyber-insurance policies as the Transfer Agent determines in its commercially reasonable business judgment are necessary and appropriate in scope and limits for a transfer agent performing services of the type to be provided by it under the Agreement.

(d)    In the event of a cyber-security attack upon the Transfer Agent’s system that materially adversely impacts the Transfer Agent’s provision of the services under the Agreement or which results in a privacy breach with respect to any Customer Information, the Transfer Agent will promptly notify the Fund of such attack (and no later than 24 hours following confirmation by the Transfer Agent or its agents that the cyber-attack may have impacted its provision of services under this Agreement or may have compromised any Customer Information of the Fund) and the steps that are being taken in response to such attack or to remedy the consequences of such attack, where applicable. The Transfer Agent shall provide the Fund with regular updates as to such attack and, upon completion of the investigation, the Transfer Agent shall provide the Fund with a final update reflecting the extent of the attack, the Fund’s Confidential information that was compromised, the remedial or corrective actions taken, and the additional measures, if applicable, that the Transfer Agent has implemented to reduce the risk or impact of a similar future cyber-attack. If based on the facts and circumstances of the incident the Transfer Agent is determined to be responsible with respect to such privacy breach, the Transfer Agent will provide credit monitoring or other similar services for a one-year period to the Fund’s shareholders affected by the attack, if so requested by the Fund.

10.7

Business Continuity. (a) The Transfer Agent shall maintain at a location other than its normal location appropriate redundant facilities for operational back up in the event of a power failure, disaster or other interruption. The Transfer Agent shall continuously back up Fund records, and shall store the back up in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the Fund records will be maintained intact and will enable the Transfer Agent to perform under this Agreement.

(b)    The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, (i) the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan and (ii) the parties shall (if requested by the Fund) meet as soon as commercially practicable to review the extent of the disruption and the implementation of a recovery process. The Transfer Agent agrees to act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Fund. Upon reasonable request, Transfer Agent also shall discuss with senior management of the Fund (or personnel authorized by the Fund’s senior management) the business continuity/disaster recovery plan of Transfer Agent and/or provide a high level presentation summarizing such plan. If the Fund reasonably determines that the Transfer Agent has not or cannot put its business continuity plan in place quickly enough to meet the Fund’s needs or is otherwise unable to provide equal access to such services, the Transfer Agent shall provide reasonable assistance and support to the Fund, at the Fund’s expense, in seeking such services from an alternative source.

10.8

Anti-Money Laundering. The Transfer Agent confirms that (a) it has established and will maintain an anti-money laundering program that it reasonably believes satisfies the requirements of Title III of the and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (b) following a request from the Fund, if will supply the Fund with copies of the Transfer Agent’s anti-money laundering policy and procedures and such other relevant information and procedures as the Fund may reasonably request from time to time; and (c) its outside accounting firm includes the Transfer Agent’s anti-money laundering program in it its annual chief compliance officer report (currently referred to as the “Building Compliance Confidence Report.”)

11.	Termination of Agreement

11.1

Term. The initial term of this Agreement (the “Initial Term”) shall be one (1) year from the date first stated above (the “Initial Term”). This Agreement shall automatically extend for additional, successive one (1) year terms (each a “Renewal Term”) unless terminated as of the end of the Initial Term or a Renewal Term by the Fund on not less than one hundred and twenty (120) days written notice to the Transfer Agent. In the event the Fund wishes to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give the Transfer Agent at least one hundred and twenty (120) days prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 11.3. The Agreement may be terminated immediately by the Fund should the Transfer Agent cease to be qualified to act as the Fund’s transfer agent under applicable law. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for such Renewal Term. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

11.2

Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 6.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

11.3	Termination or Non-Renewal.

(a)    Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b)    Deconversion Costs. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 11.2.

(c)    Early Termination for Convenience. In addition to the foregoing, in the event that (i) the Fund terminates this Agreement prior to the end of the Initial Term or the Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 11.6 or for cause under Section 11.7; or (ii) the Transfer Agent terminates this Agreement for cause under Section 11.7, or due to the Fund’s bankruptcy under Section 11.6 or due to unpaid invoices under Section 11.5, the Fund shall in each case pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent.

(d)    Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

The amounts set forth in paragraphs (a), (b) and (c) above, shall become due and payable and shall be paid by the Fund on the business day immediately prior to the Deconversion. The amounts set forth in (d) shall be invoiced as incurred and paid promptly by the Fund upon receipt of such invoices.

11.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

11.5

Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, provided that the Transfer Agent has given the Fund at least thirty (30) days’ notice of the Transfer Agent’s intent to terminate the Agreement pursuant to this Section 11.5 and the opportunity to pay any unpaid amounts within that thirty (30) day period. Such right to terminate shall not apply with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

11.6

Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.7

Cause. If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default, and if such default or breach shall not have been remedied within sixty (60) days after such written notice is given, or, if not capable of remedy within sixty (60) days, a good faith effort is not promptly commenced and thereafter diligently pursued in an appropriate manner, then the Non-Defaulting Party may terminate the Agreement by giving, within ninety (90) days of the date on which such right of termination first commenced, one hundred and twenty (120) days written notice of such termination to the Defaulting Party.

11.8

In the event that the Fund terminates this Agreement prior to the end of the Initial Term or the Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 11.6 or for cause under Section 11.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement shall cease and from that point forward the Fund shall pay full, undiscounted fees and charges for the services.

11.9

The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

11.10

Within thirty (30) days after completion of a Deconversion, the Fund will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice. If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. The Transfer Agent may keep one copy of certain Fund related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 10.3.

12.	Assignment and Third Party Beneficiaries

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement. Notwithstanding anything to the contrary, any successor(s) to the Fund by merger, consolidation, re-domiciliation or similar transaction that results in the continuation of the Fund’s business with the same Board of Trustees, investment adviser and shareholders, and the assumption of the Fund’s assets and liabilities, shall not constitute an assignment for purposes of this Agreement. In connection with any such transaction, the Fund shall cause the successor entity to execute a novation agreement with the Transfer Agent acknowledging the successor’s assumption of all of the Fund’s obligations under this Agreement.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Subcontractors

(a)

The Transfer Agent may, with notice to the Fund but without further consent on the part of the Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its affiliate(s) as it is for its own acts and omissions. The Transfer

Agent shall instruct its affiliate(s) to comply with the terms and conditions of this Agreement applicable to affiliate(s) and shall remain solely responsible for the performance of this Agreement. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.

(b)

The Transfer Agent may provide the services hereunder from service locations within or outside of the United States, provided, however, that if the Transfer Agent engages a third party (excluding any Transfer Agent affiliates) to perform services under this Agreement outside of the United States that require such unaffiliated third party to have unencrypted access to Customer Information, the Transfer Agent shall provide: (i) prior notice to the Fund, (ii) afford the Fund a reasonable period for conducting due diligence, and (iii) obtain the Fund’s consent, which consent for such engagement shall not be unreasonably withheld.

(c)

For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

14.	Changes and Modifications

14.1

During the term of this Agreement the Transfer Agent will use on behalf of the Fund, without additional cost, all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all clients of the Transfer Agent are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay the Transfer Agent promptly for modifications and improvements which are charged for separately at the rate provided for in the Transfer Agent’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or the Transfer Agent’s facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and unless the Transfer Agent provides the Fund with revised operating procedures and controls.

All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

15.2

Governing Law; Jurisdiction. The laws of the Commonwealth of Massachusetts (without regard to any principles of conflicts of law thereof) shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts in connection with any matters arising out of this Agreement and to waive any objection to the propriety or convenience of venue in such courts.

15.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9

Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written, including, without limitation, the Transfer Agency and Service Agreement dated December 1, 1994 and all amendments thereto.

15.10

Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, including facsimile copies thereof, or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement will become effective when each party has received a counterpart hereof signed by the other party.

15.11.

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12

Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:

DST Asset Manager Solutions, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169-0953

Attention: Legal Department

Facsimile: 617-483-7091

With copy to:

DST Asset Manager Solutions, Inc.

333 W. 11th Street, 5th Floor

Kansas City, MO 64105

Attention: Legal Department

Facsimile: 816-435-8630

(b)	If to the Funds, to:

The Commerce Funds

Commerce Investment Advisors, Inc.

922 Walnut Street, Suite 401

Kansas City, MO 64106

Attention: Bill Schuetter

Facsimile: 816-234-2928

15.13

Insurance. The Transfer Agent maintains, and covenants that during the term hereof it shall continue to maintain, (i) fidelity bond coverage concerning larceny and embezzlement, (ii) an insurance policy with respect to errors and omissions coverage and (iii) cybersecurity insurance coverage in such amounts, and with such carriers, deemed appropriate and commercially reasonable in terms of coverage and policy limits by the Transfer Agent’s Board of Directors in light of the Transfer Agent’s duties and responsibilities hereunder. Upon the request of the Fund, the Transfer Agent shall provide evidence that such coverage is in place. The Transfer Agent shall, promptly upon the receipt of any such notice by any applicable carrier, notify the Fund should its insurance coverage with respect to any of the foregoing be canceled. Such notification shall include the date of cancellation and the reasons therefor.

16.	Additional Portfolios

Additional Portfolios. In the event that the Fund establishes one or more series, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

Conditions re: Additional Portfolios. In the event that the Transfer Agent is to become the transfer agent for new portfolios, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days’ prior written notice to the Transfer Agent provided that the requirements of such portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional portfolios shall be determined in accordance with Section 3.1.

17.	Limitations of Liability of the Trustees and Shareholders

Notice is hereby given that the trust instrument of the Fund is executed on behalf of the trustees of the Fund as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter
Name:	William R. Schuetter
Title:	President

DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Representative

SCHEDULE A

Dated: June 1, 2019

Portfolios

Growth Fund

Value Fund

MidCap Growth Fund

Bond Fund

Short-Term Government Fund

National Tax-Free Intermediate Bond Fund

Missouri Tax-Free Intermediate Bond Fund

Kansas Tax-Free Intermediate Bond Fund

Schedule A-1

SCHEDULE 1.2(f)

AML DELEGATION

Dated: June 1, 2019

1.	Delegation.

1.1

In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3

The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

Schedule 1.2(f) - 1

4.	AML Procedures[1]

4.1

Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

[1]

The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule 1.2(f) - 2

(k) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(m) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(n) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2

In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

4.3

The Transfer Agent shall provide the Fund’s chief compliance officer with periodic reports (which may be made through the Transfer Agent’s “Compliance dashboard,”) in connection with its AML responsibilities under this Agreement.

THE COMMERCE FUNDS		DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ William R. Schuetter	By:	/s/ Rahul Kanwar
Name:	William R. Schuetter	Name:	Rahul Kanwar
Title:	President	Title:	Authorized Representative

Schedule 1.2(f) - 3

SCHEDULE 1.2(i)

OMNIBUS TRANSPARENCY SERVICES

Dated: June 1, 2019

A.	The Fund shall provide the following information to the Transfer Agent:

1.

The name and contact information for the Financial Intermediary, with which the Fund has a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Fund’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Portfolios to be included, along with the Fund’s frequent trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Fund hereby authorizes and instructs the Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b) Generate exception reports using parameters provided by the Fund.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Fund.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

Schedule 1.2(i) - 1

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Fund or upon request of the Fund directly to the Financial Intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Fund, including but not limited to reports provided on a monthly or quarterly basis on the operation and results of the Transfer Agent’s Omnibus Transparency Services on behalf of the Fund, if so requested. As reasonably requested by the Fund, the Transfer Agent shall furnish ad hoc reports to the Fund.

7.	Support Due Diligence Programs

(a) Update system watch list with pertinent information on trade violators.

(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Schedule 1.2(i) - 2

SCHEDULE 1.2(f)

UPA Services

June 1, 2019

1.	Lost Shareholder Services

a.

After two mailings sent by the Transfer Agent to a shareholder have been returned by the post office as undeliverable (“RPO Accounts”), a stop-mail code is put on that shareholder’s account. The Transfer Agent then performs the two SEC mandated searches for lost shareholders using the information data bases of a third party vendor (currently Lexis Nexis) to attempt to locate the lost shareholder.

b.

If, as a result of these two searches, a more current address for the shareholder is provided, the Transfer Agent will update the address on the account and remove the stop-mail code. If a more current address is not provided, the Fund will direct the Transfer Agent to provide the relevant account information to the party responsible for escheating.

2.	Escheatment Services

a.	The Transfer Agent will identify accounts as inactive based on the DST Escheatment Dormancy Trigger Categories as they are updated from time to time.

b.	The Transfer Agent will capture and maintain customer contact type and date.

c.

The Transfer Agent will mail a notice of escheatment to the shareholder or the payee of an outstanding check based on state mailing schedules as established by the Transfer Agent that facilitate compliance with its good faith interpretation of applicable state escheatment law.

d.	The Transfer Agent will escheat eligible property to the applicable states based on state remittance schedules established by applicable state law.

3.	Inactive Outreach Services, the Bank and UPA Subcontractor (Keane)

a.

The Transfer Agent will identify (i) RPO Accounts which were unresponsive to the two required SEC searches, (ii) accounts reflecting outstanding checks, and (iii) accounts that have been inactive for at least two years based on the Dormancy Triggers.

b.	The Transfer Agent will send a file of these accounts to the UPA Subcontractor for discretionary search and research to determine if the shareholder is deceased.

c.

The UPA Subcontractor will mail a confirmation letter for RPO accounts and outstanding checks to newly located address. Letter will instruct owners to contact the Transfer Agent to update their account.

d.	The Transfer Agent will identify all accounts where “date of last contact” exceeds two years and conduct an outreach program to keep these accounts in an active shareholder status.

e.	The Transfer Agent will mail letters to inactive shareholders requesting that the shareholder contact the Transfer Agent to keep their account in an active status.

Schedule 1.2(f) - 1

f.	The response detail will be provided to the Fund upon completion of the outreach services.

4.	Legal Claimant Services, UPA Subcontractor (Keane)

a.

In circumstances where shareholder is deceased, the UPA subcontractor will conduct extensive research to locate a beneficiary (“Legal Claimant”) using shareholder data provided by the Transfer Agent, with the Fund’s consent.

b.

The UPA Subcontractor will notify Legal Claimant of entitlement and undertake to enter into a separate agreement with each respective Legal Claimant, under which the UPA Subcontractor will provide recovery process services in exchange for a fee not to exceed 33 and 1/3% of the account value.

c.	For the Transfer Agent’s role in supplying the account information, the UPA Subcontractor will pay a referral fee based upon each account recovered.

Schedule 1.2(f) - 2

SCHEDULE 3.1

FEES AND EXPENSES

Effective Date: June 1, 2019

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system.

Account Service Fees
Open Account Fee
0 – 3,500 Accounts	$10.00/account/per year
3,501 – 6,000 Accounts	$9.00/account/per year
6,001 + Accounts	$7.50/account/per year

CUSIP Fees
Complex Base Fee (covers up to 13 CUSIPS)	$280,000/year[1]
Additional Complex Fee (for each additional CUSIP)	$12,500/CUSIP/year

Fiduciary Administration Fees (paid by shareholder)
Account Maintenance Fee	$15.00/account/year

UPA Services Fees
Implementation Fee:[2]	Waived
External Data Feed Fee (Optional):	$500.00 per data feed execution
Secondary Mailing Fee (Optional):[3]	$5,000.00

Data transmissions to 3rd Party Providers
Print/Mail transmissions	$0.05/Investor reporting group
Other transmissions of sensitive shareholder data	$0.05/record sent

Excess History records (beyond the standard purge)	$2.80/1,000 lines of history per year
Purged History	$1.80/1,000 records
On request reporting	$60.00/report
Technical programming support	$195/hour

Other Fees, Charges and Expenses	Billed as Incurred
In accordance with Section 3.2 of the Agreement.

[1]

Fees for the following products and services have been bundled into the Complex Base Fee: Closed accounts, AML, Regulatory and Compliance+, Omnibus Transparency, UPA Base Fee, Escheatment CUSIP Fee, Escheated Item Fee, and Short-term trader fee.

[2]	Funds with > 15,000 inactive accounts will be charged an additional $2.00 per inactive account.
[3]	Fund will be charged $2.50 per inactive SSN for each unique SSN > 1,000 in the secondary mailing

Schedule 3.1 - 1

SCHEDULE 10.6

INFORMATION SECURITY PROGRAM

This Schedule is made subject to the terms of the Agreement and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Schedule shall prevail. The requirements of this Schedule are applicable if and to the extent that the Transfer Agent creates, has access to, or receives from or on behalf of the Fund any Confidential Information (as defined in the Agreement) of the Fund.

1.    Definitions. Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“Transfer Agent Security Assessment” has the meaning set forth in Section 3.2 below.

1.2	“Mitigate” means the Transfer Agent’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3

“Remediation” or “Remediate” means that the Transfer Agent has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Confidential Information of the Fund.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Confidential Information of the Fund.

1.5

“Security Incident” means the confirmed unauthorized disclosure of Confidential Information of the Fund or attack on or disruption of the Transfer Agent’s systems that materially adversely affects the Transfer Agent’s provision of services under the Agreement.

2.    General Requirements.

2.1    Security Program. The Transfer Agent shall maintain a comprehensive information security program under which the Transfer Agent documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to: (a) comply with U.S. laws applicable to the Transfer Agent’s business and (b) protect the confidentiality, integrity, availability, and security of Confidential Information of the Fund.

2.2    Policies and Procedures. The Transfer Agent shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, and security of Confidential Information of the Fund.

Such policies and procedures will, at a minimum:

(i) assign specific data security responsibilities and accountabilities to specific individual(s);

(ii) describe acceptable use of the Transfer Agent’s assets, including computing systems, networks, and messaging;

(iii) provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(iv) describe logging and monitoring of the Transfer Agent’s production environment, including logging and monitoring of physical and logical access to the Transfer Agent’s networks and systems that process or store Confidential Information of the Fund;

(v) include an incident response process;

(vi) enforce commercially reasonable practices for user authentication;

(vii) include a formal risk management program which includes periodic risk assessments; and

(viii) provide for maintenance of a malware protection program designed to deter malware infections, detect the presence of malware within the Transfer Agent environment;

(ix) provide an adequate framework of controls reasonably designed to safeguard Confidential Information of the Fund, which shall include:

(a) controls that are designed to maintain the logical separation such that access to systems hosting Confidential Information of the Fund and/or being used to provide services to Fund will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, and prevent unauthorized access to Confidential Information of the Fund;

(b) a process to promptly disable access to Confidential Information of the Fund by any Transfer Agent personnel or authorized third party who no longer requires such access. Transfer Agent will also promptly remove access of Fund personnel upon receipt of notification from Fund;

(c) multi factor authentication and a secure tunnel, or another strong authentication mechanism, when remotely accessing Transfer Agent’s internal network

(d) requirements that Transfer Agent will not locally store Confidential Information of the Fund on any laptops or mobile devices (e.g., Blackberries, PDAs) managed by Transfer Agent; and

(e) access and password controls as well as inactivity timeouts of no longer than fifteen (15) minutes on laptops, desktops and mobile devices managed by Transfer Agent and used by Transfer Agent’s personnel.

2.3

Subcontractors. To the extent that any subcontractor engaged by the Transfer Agent to provide services under the Agreement has access to, or receives from or on behalf of a Fund any Confidential Information of the Fund, the Transfer Agent shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Confidential Information of the Fund which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Schedule), to the extent the terms of the Agreement and this Schedule would be relevant to the subcontractor’s services provided.

2.4	IT Change and Configuration Management.

(i) The Transfer Agent shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code. In addition, the Transfer Agent shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

(ii) Transfer Agent shall encrypt, using an industry standard encryption algorithm, personally identifiable Customer Information when such data is transmitted outside of the Transfer Agent’s network.

(iii) Transfer Agent shall implement a data leakage program that is designed to identify, detect, monitor and document Confidential Information of the Fund leaving Transfer Agent’s control without authorization in place.

2.5	Physical and Environmental Security.

(i) The Transfer Agent shall: (i) restrict entry to the Transfer Agent’s area(s) where Confidential Information of the Fund is stored, accessed, or processed solely to the Transfer Agent’s personnel or the Transfer Agent third party service providers authorized for such access; and (ii) implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.

(ii) Transfer Agent shall implement controls that are designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Confidential Information of the Fund. Removable media on which Confidential Information of the Fund is stored by Transfer Agent (including thumb drives, CDs, and DVDs, and PDAS) will be encrypted based on Transfer Agent encryption policies.

(iii) Transfer Agent shall destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Confidential Information of the Fund or use commercially reasonable efforts to render Confidential Information of the Fund on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed or rendered irretrievable.

(iv) Transfer Agent shall shred all paper waste containing Fund Data and dispose in a secure and confidential manner making it unrecoverable.

2.6    Transfer Agent Employee Training and Access. The Transfer Agent shall: (i) train its employees on the acceptable use and handling of Confidential Information of the Fund; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to the Transfer Agent’s information systems and services; and upon termination of any of the Transfer Agent’s employees, the Transfer Agent shall revoke such employee’s access to the Transfer Agent’s domain following termination of such individual and revoke such individual’s access to Confidential Information of the Fund as soon as possible and in accordance with the Transfer Agent’s internal policies and procedures.

2.7    Change Notifications. The Transfer Agent may, in its sole discretion, revise the Transfer Agent information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with the Transfer Agent’s information security services provided to the Fund as of the date of execution of this Schedule.

2.8    Data Retention. The Transfer Agent shall not retain any Confidential Information of the Fund following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. law; (b) expressly required or permitted by the Fund in writing; (c) required by the Transfer Agent’s document retention policies; (d) to the extent necessary to comply with the Fund’s or the Transfer Agent’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3.    Due Diligence Supporting Materials; Security Assessment.

3.1    Due Diligence Supporting Materials. In response to the Fund’s due diligence efforts, the Transfer Agent will provide copies of its: (i) SIG; (ii) if applicable, twice annually, its Service Organizations Controls SOC 1, Type 2 Audit issued in accordance with Statement on Standards for Attestation Engagements (SSAE) SSAE 18, AT-C section 320; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter. The Transfer Agent will be reasonably available to answer any additional questions of the Fund, up to forty (40) hours per year that are not already addressed by providing the documentation set forth within this Section 3.1 and would not require the Transfer Agent, in its sole good faith discretion, to disclose information that it deems highly sensitive.

3.2    Transfer Agent Security Assessment. As part of the Transfer Agent’s Security Assessment, the Transfer Agent will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Confidential Information of the Fund at the Transfer Agent’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by the Transfer Agent’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by the Transfer Agent’s personnel within a reasonably appropriate time period. In addition, the Transfer Agent will at least once per year, engage an independent third party to perform penetration testing on its externally-facing systems that may receive, access, process or store Confidential Information of the Fund, and will provide the Fund with a letter confirming the testing has been performed. The Fund is not permitted to conduct penetration testing or other code scanning on the Transfer Agent’s environment and software.

4.	Security Incident Response.

4.1    Mitigation and Remediation of Security Incidents. The Transfer Agent will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2    Security Incident Response. The Transfer Agent shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, mitigate and remediate Security Incidents in a timely manner.

4.3     Security Incident Notification. The Transfer Agent shall promptly notify the Fund but in no event later than 24 hours following confirmation of any Security Incident(s). Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Confidential Information of the Fund (to the extent it can be ascertained), how the Transfer Agent was affected by the Security Incident, and its response to such Security Incident. The Transfer Agent shall provide the Fund with regular updates as to such Security Incident. The Transfer Agent shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to the Fund a root cause analysis, final summary reflecting the extent of the Security Incident, the Confidential Information of the Fund that was compromised, the remedial actions taken and future incident Mitigation plan with regard to any such incident. The Transfer Agent shall reasonably cooperate with the Fund’s investigation and response to each Security Incident. If the Fund determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, the Fund shall have the right to control all such notifications and the Transfer Agent shall bear all direct costs associated with the notification, to the extent the notification and corresponding actions are required by U.S. law, and subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by the Transfer Agent without the Fund’s prior written consent and the Fund shall, together with the Transfer Agent, determine the content and delivery of all such notifications. For the avoidance of doubt, the Transfer Agent shall be solely responsible for all costs and expenses, subject to the limitations of liability under the Agreement that the Fund and/or the Transfer Agent may incur to the extent that they are attributable to or arise from the Transfer Agent’s breach of its confidentiality obligations under the Agreement.

5.    Miscellaneous. This Schedule cannot be modified except by written instrument executed by both parties.